Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Comstock Resources, Inc. dated August 1, 2016 and to the use of our report dated February 26, 2016, except for Notes 1, 6, 7 and 11 as to the effect of the reverse stock split, as to which the date is August 1, 2016, with respect to the consolidated financial statements of Comstock Resources, Inc.

/s/ ERNST & YOUNG LLP

Dallas, Texas

August 1, 2016